                       RESTATED ARTICLES OF INCORPORATION

                                       OF

                             COLORADO MEDTECH, INC.

                           (AS OF SEPTEMBER 28, 1999)


                                    ARTICLE I

    The name of the Corporation is:  Colorado MEDtech, Inc.


                                   ARTICLE II

    A. The nature of the business of the Corporation and the objects and purposes to be transacted, promoted and carried on by it are:

        1. To manufacture, produce, import, export, purchase or otherwise acquire, hold, own, use, maintain, sell at wholesale or retail, lease, or otherwise dispose of and generally deal in medical equipment, systems, supplies and related products of any and all kinds, for itself or as agent and/or as a manufacturer's representative of other medical supply houses, including, without being limited to, the buying, selling, leasing, renting, maintaining, using, operating, installing, and distributing of all materials, equipment and personal property appurtenant or incident to and useful in the medical equipment and systems business, together with the rights incident thereto of establishing and maintaining such equipment upon public or private property; and to purchase, own, hold, convey and otherwise use and enjoy real and personal property of all kinds for the operation of the aforesaid business, and in connection therewith, to acquire, construct, maintain, and operate buildings and equipment deemed necessary or convenient in connection therewith.

        2. To engage in any commercial, industrial, manufacturing or agricultural enterprises calculated or designed to be profitable to this Corporation and in conformity with the laws of the State of Colorado.

        3.  To generally engage in any lawful business.

        The objects and purposes specified in each of the foregoing paragraphs shall not be limited or restricted by reference or inference from the terms of any other paragraph but each shall be regarded as an independent object and purpose.

    B. In furtherance of the foregoing purposes, the Corporation shall have and may exercise all of the rights, powers and privileges now and hereafter conferred upon corporations organized under the laws of the State of Colorado. In addition, it may do everything necessary, suitable or proper for the accomplishment of any of its corporate purposes, including the following:

        (a) To borrow money for any corporate purposes from its officers, directors or shareholders, upon fair and equitable terms and conditions.

        (b) To acquire shares of its own capital stock, and to hold the same either as treasury stock, or to cancel the same in the manner provided by law; any stock so held in the treasury shall not be voted.


                                   ARTICLE III

    This Corporation shall have perpetual existence.


                                   ARTICLE IV

    A. The aggregate number of shares of all classes of capital stock which the Corporation shall have authority to issue is Thirty Million (30,000,000), consisting of (i) Twenty-Five Million (25,000,000) shares of Common Stock, no par value per share, and (ii) Five Million (5,000,000) shares of series preferred stock, no par value per share ("Preferred Stock"). The Board of Directors shall have the authority to fix the rights, powers, preferences and privileges, and the qualifications, limitations or restrictions thereof, of any series of Preferred Stock, including, but not limited to, dividend rights, dividend rates, conversion rights, voting rights, and liquidation preferences; and to fix the number of shares constituting any such series and the designation thereof; and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding).

    B.  SERIES A JUNIOR PARTICIPATING PREFERRED STOCK.

        Out of the five million (5,000,000) shares of Preferred Stock, no par value per share, authorized under Section IV.A., a series of preferred stock of the Corporation is created, and the designation and amount thereof and the relative rights and preferences of the shares of such series, are as follows:

        B.1.   DESIGNATION AND AMOUNT.

               The shares of such series shall be designated as "Series A Junior Participating Preferred Stock" (the "PREFERRED SHARES") and the number of shares constituting the Preferred Shares shall be one hundred fifty thousand (150,000). Such number of shares may be increased or decreased by resolution of the Board of Directors and any necessary shareholder approval; PROVIDED, HOWEVER, that no decrease shall reduce the number of shares of Preferred Shares to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Preferred Shares.

        B.2.   DIVIDENDS AND DISTRIBUTIONS.

               (a) Subject to the rights of the holders of any shares of any series of preferred stock (or any similar stock) ranking prior and superior to the Preferred Shares with respect to dividends, the holders of Preferred Shares, in preference to the holders of Common Stock, and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Preferred Shares, in an amount per share (rounded to the nearest cent) equal to the greater of (i) $1.00 or (ii) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Preferred Shares. In the event the Corporation shall at any time after December 22, 1998, declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Preferred Shares were entitled immediately prior to such event under clause
(ii) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the number or of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

               (b) The Corporation shall declare a dividend or distribution on the Preferred Shares as provided in paragraph (a) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock or a subdivision of the outstanding Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Preferred Shares shall nevertheless be payable, out of funds legally available for such purpose, on such subsequent Quarterly Dividend Payment Date.

               (c) Dividends shall being to accrue and be cumulative on outstanding shares of Preferred Shares from their date of issue. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Preferred Shares in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of Preferred Shares entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

        B.3.   VOTING RIGHTS.

               (a) Subject to the provision for adjustment hereinafter set forth, each Preferred Share shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the shareholders of the Corporation. In the event the Corporation shall at any time after December 22, 1998, declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Preferred Shares were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

               (b) Except as otherwise provided herein or by law, the holders of Preferred Shares and the holders of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

               (c) Except as set forth herein or required by law, holders of Preferred Shares shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

        B.4.   CERTAIN RESTRICTIONS.

               (a) Whenever quarterly dividends or other dividends or distributions payable on the Preferred Shares as provided in Section B.2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Preferred Shares outstanding shall have been paid in full, the Corporation shall not:

                    (i) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Preferred Shares;

                    (ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Preferred Shares, except dividends paid ratably on the Preferred Shares and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                    (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Preferred Shares; PROVIDED, HOWEVER, that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Preferred Shares; or

                    (iv) redeem or purchase or otherwise acquire for consideration any Preferred Shares, or any stock ranking on a parity with the Preferred Shares, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

               (b) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could under paragraph (a) of this Section B.4, purchase or otherwise acquire such shares at such time and in such manner.

        B.5.   REACQUIRED SHARES.

               Any Preferred Shares purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of preferred stock and may be reissued as part of a new series of preferred stock subject to the conditions and restrictions on issuance set forth herein, in the Articles of Incorporation, as amended, or in any other certificate of designation creating a series of preferred stock or any similar stock or as otherwise required by law.

        B.6.   LIQUIDATION, DISSOLUTION OR WINDING UP.

               Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (a) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Preferred Shares unless, prior thereto, the holders of Preferred Shares shall have received the greater of (i) $100 per share, plus an amount equal to accrued and unpaid dividends an distributions thereon, whether or not declared, to the date of such payment, or (ii) an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of Common Stock, or (b) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Preferred Shares, except distributions made ratably on the Preferred Shares and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time after December 22, 1998, declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification aor otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Preferred Shares were entitled immediately prior to such event under clause
(a)(ii) of the preceding sentence shall be adjusted by multiplying such amount by a fraction of the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

        B.7.   CONSOLIDATION, MERGER, ETC.

               In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Preferred Shares shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after December 22, 1998, declare or pay any divided on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Preferred Shares shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

        B.8.   NO REDEMPTION.

               The shares of Preferred Shares shall not be redeemable.

        B.9.   RANK.

               The Preferred Shares shall rank, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of the Corporation's preferred stock.

        B.10.  FRACTIONAL SHARES.

               Preferred Shares may be issued in fractions of a share which are integral multiples of one one-hundredth of a share which shall entitle the holder, in proportion to such holder's fractional shares, to receive dividends, participate in distributions and to have the benefit of all other rights of holders of Preferred Shares.

        B.11.  AMENDMENT.

               The Articles of Incorporation of the Corporation, as amended, shall not be amended in any manner which would materially alter or change the powers, preferences or rights of the Preferred Shares so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Preferred Shares, voting together as a single class.

    C. Each shareholder of record shall have one vote for each share of stock standing in his name on the books of the Corporation and entitled to vote. In the election of directors, cumulative voting shall not be allowed.

    D. Shareholders of the capital stock of this Corporation shall not have the pre-emptive or preferential right to subscribe for any shares of the capital stock of this Corporation, whether nor or hereafter authorized, and the right to acquire additional or treasury shares of the Corporation or securities convertible into shares or carrying stock purchase warranty or privileges.

    E. The Board of Directors may, from time to time, distribute to the shareholders in partial liquidation, out of stated capital or capital surplus of the Corporation, a portion of its assets, in cash or property, subject to the limitations contained in the statutes of the State of Colorado.

                                    ARTICLE V

    The number of persons constituting the Board of Directors of the Corporation shall be fixed by the Bylaws of the Corporation. Directors need not be residents of the State of Colorado, nor shareholders of the Corporation, and shall exercise all the powers conferred on the Corporation by these Articles of Incorporation and by the laws of the State of Colorado.


                                   ARTICLE VI

    No contract or other transaction of the Corporation with any other person, firm, or corporation, or in which this Corporation is interested, shall be affected by reason of any of the directors or officers of this Corporation being interested, in their individual capacities, or as an officer or director of another corporation, individually or jointly with others as a party to such contract or transaction; provided that the fact of such interest is known or disclosed to the Board. Any member of the Board so interested may be counted in determining the existence of a quorum at which the matter is considered and may vote at the meeting at which this matter is taken up, as if he were not so interested.


                                   ARTICLE VII

    [DELETED]


                                  ARTICLE VIII

    The Corporation shall, to the fullest extent permitted by Colorado law as in effect at any time, indemnify any person against all liability and expense (including attorney's fees) incurred by reason of the fact that he is or was a director of officer of the Corporation or, while serving as a director or officer of the Corporation, he is or was serving at the request of the Corporation as a director, officer, partner or trustee of, or in any similar managerial or fiduciary position of, or as an employee or agent of, another corporation, partnership, joint venture, trust, association or other entity. Expenses (including attorney's fees) incurred in defending an action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding to the full extent and under the circumstances permitted by Colorado law. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, fiduciary or agent of the Corporation against any liability asserted against and incurred by such person in any such capacity or arising out of such person's position, whether or not the Corporation would have the power to indemnify against such liability under the provisions of this
Article VIII. The indemnification provided by this Article VIII shall not be deemed exclusive of any other rights to which those indemnified may be entitled under these articles of incorporation, any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, shall inure to the benefit of their heirs, executors, and administrators. The provisions of this
Article VIII shall not be deemed to preclude the Corporation from indemnifying other persons from similar or other expenses and liabilities as the board of directors or the shareholders may determine a specific instance or by a resolution of general application.


                                   ARTICLE IX

    The officers of the Corporation shall be subject to the doctrine of corporate opportunities only insofar as it applies to business opportunities in which this Corporation has expressed an interest as determined from time to time by the Corporation's Board of Directors, as evidenced by resolutions appearing in its minutes. When so delineated, opportunities within such areas of interest shall be disclosed promptly to the Board of Directors. Until such time as this Corporation, through its Board of Directors, has designated an area of interest, the officers shall be free to engage in such areas and to continue a business existing prior to the time that such an area of interest has been designated.


                                    ARTICLE X

    The Corporation shall be entitled to treat the registered holder of any shares of the Corporation as the owner thereof for all purposes, including all rights derived from such shares, and shall not be bound to recognize any equitable or other claim to, or interest in, such shares or rights deriving from such shares, on the part of any other persons, including but without limiting the generality thereof, a purchaser, assignee or transferee of such shares or rights deriving from such shares, unless and until such purchaser, assignee, transferee or other person becomes a registered holder of such shares, whether or not the Corporation shall have either actual or constructive notice of the interest of such purchaser, assignee, transferee or other person. The purchaser, assignee or transferee of any of the shares of the Corporation shall not be entitled: (1) to receive notice of the meetings of the shareholders; (2) to vote at such meetings; (3) to examine a list of these shareholders; (4) to be paid dividends or other sums payable to shareholders; (5) to own, enjoy and exercise any other property or rights deriving from such shares against the Corporation, until such purchaser, assignee or transferee has become the registered holder of such shares.


                                   ARTICLE XI

    [DELETED]


                                   ARTICLE XII

    By the affirmative vote or concurrence of the holders of a majority of the outstanding shares of the Corporation, or any class or series thereof, the shareholders may take any action that, but for this Article, would require a two-thirds affirmative vote or concurrence of the holders of the outstanding shares, or any class or series thereof, under the Colorado Corporation Code.

                                  ARTICLE XIII

    A director of the Corporation shall not be personally liable to the Corporation or to its shareholders for monetary damages for breach of fiduciary duty as a director except that this provision shall not eliminate or limit the liability of a director to the Corporation or to its shareholders for monetary damages otherwise existing for: (i) any breach of the directors' duty of loyalty to the Corporation or to its shareholders;
(ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law (iii) acts specified in Section 7-5-144 of the Colorado Corporation Code, as amended; or (iv) any transaction from which the director derived any improper personal benefit. If the Colorado Corporation Code hereafter is amended to eliminate or limit further the liability of a director, then, in addition to the elimination and limitation of liability provided by the preceding sentence, the liability of each director shall be eliminated or eliminated to the fullest extent permitted by the Colorado Corporation Code as so amended. Any repeal or modification of this Article XIII shall not adversely affect any right or protection of a director of the Corporation under this Article XIII, as in effect immediately prior to such repeal or modification, with respect to any liability that would have accrued, but for this Article XIII, prior to such repeal or modification.